Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Redwood Mortgage Investors IX, LLC

San Mateo, California

We hereby consent to the incorporation by reference in Amendment No. 2 to the Registration Statement on Form S-11 No. 333-208315 of Redwood Mortgage Investors IX, LLC of (i) our report dated March 30, 2016, relating to the consolidated financial statements appearing in the Company’s Annual Report to Investors on Form 10-K for the year ended December 31, 2015, and (ii) our report dated April 29, 2016, related to the balance sheet of Redwood Mortgage Corp. at December 31, 2015 filed as an exhibit to the Company’s current report on Form 8-K filed on April 29, 2016. We also consent to the reference to our firm under the heading “Experts” in the prospectus contained in the Registration Statement.

/S/ BDO USA, LLP

San Francisco, California

May 27, 2016